UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
 THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 7, 2018

HOOKER FURNITURE CORPORATION
 (Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-0459
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 7, 2018 the Compensation Committee of the Board of Directors of Hooker Furniture Corporation (the “Company”) approved long-term incentive awards for the Company’s executive officers.
Long-Term Incentive Awards
Time-Based Restricted Stock Units (RSUs).  Each time-based RSU entitles the executive officer to receive one share of the Company’s common stock if he or she remains continuously employed with the Company through the end of a three-year service period that ends May 7, 2020. At the discretion of the Committee, the RSUs may be paid in shares of the Company’s common stock, cash (based on the fair market value of a share of the Company’s common stock on the date payment is made), or both. In addition to the service-based vesting requirement, 100% of an executive officer’s RSUs will vest upon a change of control of the Company and a prorated number of the RSUs will vest upon the death, disability or retirement of the executive officer. The RSUs do not convey any dividend or dividend equivalent rights to the executive officer.
The number of RSUs awarded to each executive officer is set forth in the table below.
Executive Officer	Number of RSUs
Paul B. Toms, Jr.	0
Paul A. Huckfeldt	800
Michael W. Delgatti, Jr	1,584
Anne M. Jacobsen.	533
Performance-based Restricted Stock Units (“PSUs”) Each performance-based RSU entitles the executive officer to receive one share of the Company’s common stock  based on the achievement of two specified performance conditions (described below) if the executive officer remains continuously employed by the Company through the end of the three-year performance period. The PSUs shall vest subject to the Company’s attainment of pre-established financial goals related to the sum of two amounts, (1) the Company’s absolute EPS Growth and (2) relative EPS growth, over a three-year performance period that began January 29, 2018 and ends January 31, 2021, as approved by the Committee. The payout or settlement of the PSUs shall be made in shares of the Company’s common stock (based on the fair market value of the shares of the Company’s common stock on the date of settlement or payment). The PSUs do not convey any dividend or dividend equivalent rights to the executive officer.

The settlement or payment for each executive officer under his PSU will be the sum of the following share amounts:
a.
An amount set forth in the table below based on the growth of the Company’s fully diluted earnings per share from continuing operations (“EPS”) over the performance period. The Company’s EPS growth must be at least 5% over the performance period for a payment to be made.

	Payout Amount in Shares of Company Stock Based on EPS Growth (%) for Performance Period
	Threshold		Target		Maximum
Executive Officer	5%	10%	15%	20%	25%
Paul B. Toms, Jr.	830	2,490	3,320	4,150	4,980
Paul A. Huckfeldt	400	1,200	1,600	2,000	2,400
Michael W. Delgatti, Jr.	400	1,200	1,600	2,000	2,400
Anne M. Jacobsen.	267	800	1,067	1,333	1,600

b.
An amount set forth in the table below based on the growth of the Company’s EPS over the performance period relative to a group of specified peer companies. However, if the Company’s EPS growth is not positive for the performance period, this payment will be capped at the amount for the 50th percentile.

	Payout in Shares of Company Stock Based on Relative EPS Growth for Performance Period
Executive Officer	Less than 50th percentile Threshold	50th percentile, but less than 75th percentile Target	Equal to or greater than 75th percentile Maximum
Paul B. Toms, Jr.	-	3,320	4,980
Paul A. Huckfeldt	-	1,600	2,400
Michael W. Delgatti, Jr.	-	1,600	2,400
Anne M. Jacobsen	-	1,067	1,600

In addition, upon the executive officer’s termination of employment due to death, disability or retirement (as defined in the Plan), PSUs will vest and be settled on a pro rata basis at the end of the performance period based on the Company’s actual performance against the EPS goals as approved by the Committee.  In the event of a change in control of the Company, the PSUs shall also vest and be settled in full immediately following the change in control assuming target performance levels achieved by the Company. The terms of the time-based RSUs and the PSUs are more completely described in the respective forms of grant agreements filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2012, and which are incorporated by reference into this Item 5.02.
Annual Base Salary and Annual Cash Incentives
Annual base salaries for calendar 2018 and annual cash incentives for the 2019 fiscal year for the Company’s Executive Officers were originally approved in December 2017. However, also on May 7, 2018, the Committee increased Ms. Jacobsen’s annual base salary from $200,000 to $250,000, given her additional corporate responsibilities. The Committee decreased her annual cash incentive percentage from 45% to 40% of her base pay to better align her compensation with that of similar corporate positions.  Ms. Jacobsen serves as the Company’s Senior VP- Administration.
Item 9.01. Financial Statements and Exhibits.
(d)          Exhibits
Exhibit 10.1.          Form of Time-Based Restricted Stock Unit Agreement (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2012)
Exhibit 10.2.          Form of Performance Share Agreement*
*Filed herewith

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HOOKER FURNITURE CORPORATION

By: /s/ Paul A. Huckfeldt
          Paul A. Huckfeldt
          Senior Vice President - Finance and Accounting
           Chief Financial Officer
Date: May 11, 2018